ECOFIN ADVISORS, LLC
(THE “ADVISER”)

PROXY VOTING POLICIES AND PROCEDURES

1. Introduction

Unless a client is a registered investment company under the Investment Company Act of 1940 or a client requests the Adviser to do so in writing, the Adviser does not vote proxy materials for its clients. In the event the Adviser receives any proxies intended for clients who have not delegated proxy voting responsibilities to the Adviser, the Adviser will promptly forward such proxies to the client for the client to vote. When requested by the client, the Adviser may provide advice to the client regarding proposals submitted to the client for voting. In the event an employee determines that the Adviser has a conflict of interest due to, for example, a relationship with a company or an affiliate of a company, or for any other reason which could influence the advice given, the employee will advise the Chief Compliance Officer who will advise the applicable Investment Committee, and the Investment Committee will decide which of the procedures set forth in Section 3 below the Adviser will use.

In cases in which the client is a registered investment company under the Investment Company Act of 1940 or in cases where the client has delegated proxy voting responsibility and authority to the Adviser, the Adviser has adopted and implemented the following policies and procedures, which it believes are reasonably designed to ensure that proxies are voted in the best interests of its clients. In pursuing this policy, proxies should be voted in a manner that is intended to maximize value to the client. In situations where Adviser accepts such delegation and agrees to vote proxies, Adviser will do so in accordance with these Policies and Procedures. The Adviser may delegate its responsibilities under these Policies and Procedures to a third party, provided that no such delegation shall relieve the Adviser of its responsibilities hereunder and the Adviser shall retain final authority and fiduciary responsibility for such proxy voting. If there are any differences between these policies and procedures and the proxy voting policies and procedures adopted by a registered investment company client, the policies and procedures of the registered investment company client will supersede these policies and procedures.

2. General

a.	In the event requests for proxies are received with respect to the voting of equity securities, on routine matters, such as election of directors or approval of auditors, the proxies usually will be voted with management unless the Adviser determines it has a conflict or the Adviser determines there are other reasons not to vote with management. On non-routine matters, such as amendments to governing instruments, proposals relating to compensation and stock option and equity compensation plans, corporate governance proposals and shareholder proposals, the Adviser will vote, or abstain from voting if deemed appropriate, on a case by case basis in a manner it believes to be in the best economic interest of its clients, and registered investment company clients’ shareholders. In the event requests for proxies are received with respect to debt securities, the Adviser will vote on a case by case basis in a manner it believes to be in the best economic interest of its clients, and registered investment company clients’ shareholders.

b.	The applicable Investment Committee of the Adviser, or an individual designated by the Investment Committee as listed on Exhibit A hereto (the “Designated Individual, is responsible for monitoring Adviser’s proxy voting actions and ensuring that (i) proxies are received and forwarded to the appropriate decision makers; and (ii) proxies are voted in a timely manner upon receipt of voting instructions. The Adviser is not responsible for voting proxies it does not receive, but will make reasonable efforts to obtain missing proxies.

c.	The applicable Investment Committee of the Adviser, or the Designated Individual, shall implement procedures to identify and monitor potential conflicts of interest that could affect the proxy voting process, including (i) significant client relationships; (ii) other potential material business relationships; and (iii) material personal and family relationships.

d.	All decisions regarding proxy voting shall be determined by the applicable Investment Committee of the Adviser, or the Designated Individual, and shall be executed by the Designated Individual or another portfolio team Managing Director of the Adviser or, if the proxy may be voted electronically, electronically voted by any such Managing Director of the Adviser, including any of the Designated Individuals listed on Exhibit A hereto. Every effort shall be made to consult with the portfolio manager and/or analyst covering the security.

e.	In certain limited circumstances, particularly in the area of structured finance, the Adviser may enter into voting agreements or other contractual obligations that govern the voting of shares or other interests and, in such cases, will vote any shares or other interests by proxy in accordance with such agreement or obligation.

f.	The Adviser may determine not to vote a particular proxy, if the costs and burdens exceed the benefits of voting (e.g., when securities are subject to loan or to share blocking restrictions).

3. Conflicts of Interest

The Adviser shall use commercially reasonable efforts to determine whether a potential conflict may exist, and a potential conflict shall be deemed to exist only if one or more of the members of the applicable Investment Committee of the Adviser actually knew or should have known of the conflict. The Adviser is sensitive to conflicts of interest that may arise in the proxy decision-making process and has identified the following potential conflicts of interest:

●	A principal of the Adviser or any person involved in the proxy decision-making process currently serves on the Board of the portfolio company.
●	An immediate family member of a principal of the Adviser or any person involved in the proxy decision-making process currently serves as a director or executive officer of the portfolio company.
●	The Adviser, any venture capital fund managed by the Adviser, or any affiliate holds a significant ownership interest in the portfolio company.

This list is not intended to be exclusive. All employees are obligated to disclose any potential conflict to the Adviser’s Chief Compliance Officer.

If a material conflict is identified, Adviser management may (i) disclose the potential conflict to the client and obtain consent; (ii) establish an ethical wall or other informational barriers between the person(s) that are involved in the conflict and the persons making the voting decisions, (iii) abstain from voting the proxies; or (iv) forward the proxies to clients so the clients may vote the proxies themselves.

4. Recordkeeping

The applicable Investment Committee of the Adviser, or personnel of the Adviser designated by the Investment Committee as listed on Exhibit A hereto, are responsible for maintaining the following records:

●	proxy voting policies and procedures;

●	proxy statements (provided, however, that the Adviser may rely on the Securities and Exchange Commission’s EDGAR system if the issuer filed its proxy statements via EDGAR or may rely on a third party as long as the third party has provided the Adviser with an undertaking to provide a copy of the proxy statement promptly upon request);

●	records of votes cast and abstentions; and

●	any records prepared by the Adviser that were material to a proxy voting decision or that memorialized a decision.

Adopted effective August 25, 2020

Exhibit A

Individuals Designated by Investment Committee (“Designated Individual”)

Each of the following is a “Designated Individuals” and may act individually as such for purposes of these Proxy Voting Policies and Procedures

Nick Holmes

Evan Lang

Vesta Marks

Brent Newcomb

Matt Ordway

Jerry Polacek

Prashanth Prakash

David Sifford

Designees for Electronic Voting of Proxies

Nick Holmes

Evan Lang

Vesta Marks

Brent Newcomb

Matt Ordway

Jerry Polacek

Prashanth Prakash

David Sifford

Any other individual designated by one or more members of the Investment Committee

Designated Personnel for Record Keeping

Chief Compliance Officer, or his or her designee

SMA Operations team

Exhibit A adopted August 25, 2020